SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 001-15683

Date of Report: February 29, 2008

China Green Material Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0381646
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27F(Changqing Building), 172 Zhongshan Road Harbin City, China 150040
(Address of principal executive offices) (Zip Code)

00-86-451-82695957
(Registrant's telephone number including area code)

UBRANDIT.COM
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

        The shareholders of China Green Material Technologies, Inc. (the “Company) Series A Convertible Preferred Stock have chosen to convert their preferred shares into shares of Company common stock (“Common Stock”). As a result, a total of 18,150,000 shares of Common Stock have been issued in connection with the conversion, and all Series A Convertible Preferred Stock have been cancelled.

Item 5.02   Departure of Directors or Certain officers, Election of Directors: Appointment of Certain Officers: Compensatory Arrangements Of Certain Officers.

        Effective February 28, the Board of Directors of the Company accepted the resignation of Mr. LENG Wen, the former Chief Executive Officer and elected ZHU Jing to be the new Chief Financial Officer of the Company. ZHU Jing, 36, joined China Green Material Technologies, Inc. in 2004. ZHU Jing served as Finance Manger at the Company's subsidiary, Harbin Chang Fang Yuan Hi-tech Environmental Friendly Industrial Co., Ltd. where he managed the company's accounting. Prior to that from 2000 to 2004, ZHU Jing was Finance Manger at Xintai Mechanical Engineering Co., Ltd. From 1999 to 2000, ZHU Jing served as an accountant for Harbin Gongxiang Group. ZHU Jing received his bachelor's degree in Accounting from Heilongjiang Provincial Party College in 1993.

Item 8.01   Other Events.

        The shareholders of China Green Material Technologies, Inc. Series A Convertible Preferred Stock have chosen to convert their preferred shares into shares of Company common stock (“Common Stock”). As a result, a total of 18,150,000 shares of Common Stock have been issued in connection with the conversion, and all Series A Convertible Preferred Stock have been cancelled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 29, 2008	China Green Material Technologies, Inc. By: /s/ Zhonghao Su Zhonghao Su, Chief Executive Officer